Exhibit 10.22

HomeAway.com, Inc

1011 W. Fifth Street, Suite 300

Austin, TX 78703

June 15, 2010

Brent Bellm

23500 Mt Eden Rd

Saratoga, CA 95070

Re:	Offer of Employment with HomeAway.com, Inc

Dear Brent:

On behalf of HomeAway.com, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of HomeAway, Inc., a Delaware corporation (“HomeAway”), I am pleased to invite you to join HomeAway as the Chief Operating Officer, reporting to Brian Sharples, Chief Executive Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. For purposes of clarification, you will be the Chief Operating Officer of both the Company, which operates www.homeaway.com, and HomeAway, which is the parent company of the Company and other subsidiaries that operate HomeAway’s network of websites in various international jurisdictions.

The effective date of your employment will be such date as you and the Company mutually agree in writing (your “Start Date”). The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ prior written notice.

2. Compensation. The Company will pay you a salary at the rate of $13,750.00 per semimonthly pay period ($330,000 annualized) (“Base Salary”) payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment of Base Salary by the Company to you will be adjusted, if necessary, to reflect a Start Date or termination date other than the first or last working day of a pay period. Once per calendar year, in accordance with the Company’s annual salary planning schedule, the Base Salary will be reviewed by HomeAway’s Board of Directors (the “Board”) to consider an upward adjustment. You will also be eligible for an annual target incentive discretionary bonus of up to 50% percent (fifty percent) of your Base Salary depending on HomeAway’s performance and your personal performance as determined by the compensation committee of the Board in consultation with you. The bonus goals for 2010 will be determined in writing by the Board promptly after the Start Date, in consultation with you.

3. Stock Option and Restricted Stock Grants. Subject to approval by the Board, you will receive (i) a stock option grant to purchase 625,000 shares of HomeAway’s Common Stock vesting over five (5) years with 20% of such shares vesting on the one year anniversary of your Start Date and the remaining shares vesting in equal monthly installments over the remaining four (4) years; and (ii) a restricted stock grant of 100,000 shares of the HomeAway’s Common Stock vesting over four (4) years with 25% of such shares vesting on the one year anniversary of your Start Date and the remaining shares vesting in equal monthly installments over the remaining three (3) years, in each case provided you continue to be an employee on each such vesting date and subject to the terms and conditions of HomeAway’s 2004 Stock Plan and the related forms of stock option and restricted stock agreement (collectively, the “Stock Agreements”), as such terms and conditions are modified by this offer letter. The exercise price of the option to purchase HomeAway Common Stock will be equal to the fair market value of such stock, as determined as of the date the Board approves of the grants.

4. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering its senior executives, as such may be in effect from time to time.

5. Relocation Assistance. To assist with your relocation and settlement, the Company will provide you with relocation assistance as follows, as well as any other assistance as may be approved by the Company’s VP Human Resources:

(a) The Company will pay you a relocation allowance equal to $5,000.00, less applicable taxes and withholdings, payable within thirty (30) days of your Start Date with the Company.

(b) The Company will pay up to $21,000 of the cost of moving your household goods and automobiles from your former primary residence to your new primary residence.

(c) The Company will pay for up to $8,000 of the cost of up to 60 days of temporary housing in Austin for you and your family.

(d) The Company will pay for up to an aggregate of $6,000 of the cost of up to 6 months of storage for your furniture and personal belongings while you are in transition.

(e) To assist you with moving your wine collection, the Company will pay 50% of the cost of this special shipment, but the Company’s portion of this cost shall not exceed $2,500.00. Our relocation company may be able to provide a referral, but does not handle such special shipping requirements as a matter of course, so you may wish to retain your own specialty shipping company.

(f) When your final move is made to the new location, you will be reimbursed for the following expenses for you and your family including your spouse, children and au pair: (i) Reasonable meals; (ii) Reasonable lodging, one night in departure location and one night en-route; and (iii) Transportation (not to exceed $4,000 total for Airfare, if move is more than 400 miles, or mileage at current rate).

(g) The Company will pay you tax gross-up to help offset the increased federal and state tax liability on non-deductible relocation expenses. Note that the tax gross-up does not apply to the relocation allowance in Section 5(a) above. The Company partners with Mobility Services International (MSI) to provide and manage relocation benefits. You will be contacted by MSI directly to review the details of your relocation assistance. This amount will be paid under our Relocation Agreement (see attached Addendum A); provided, however, that if you leave employment as a result of an Involuntary Termination (as defined below) you will not be obligated to repay any of the relocation assistance described in this paragraph 5.

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of your Start Date, or your employment relationship with the Company may be terminated.

7. Employee Proprietary Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information Agreement (the “EPIA”), a copy of which is enclosed for your review and execution, prior to or on your Start Date. Notwithstanding the foregoing, the Company and you each agree that Section 5 of the EPIA is replaced in its entirety with the following:

“Solicitation of Employees. I agree that for a period of one (1) year immediately following the termination of my relationship with the Company for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, I will not, either directly or indirectly, solicit, recruit or encourage any of the Company’s employees to leave their employment, or attempt to solicit, recruit, or encourage employees of the Company, either for myself or for any other person or entity. For purposes of clarity, it shall not be a violation of the foregoing if I place a general advertisement for employment which is answered by a Company employee, nor if a Company employee voluntarily approaches me without my initiation.”

8. Severance and Change of Control Benefits.

(a) Effect of Termination. Pursuant to Section 1 above, the Company shall be entitled to terminate your employment with or without Cause and you shall be entitled to resign for any reason or no reason, subject to the following:

(i) If, within the first thirty-six (36) months of your employment, an Involuntary Termination as defined below (excluding any termination due to death or Disability) occurs, then, subject to the limitations of Section 8(b) below, you shall be entitled to receive: (A) your Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of your Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) twelve (12) months’ accelerated vesting of any then unvested stock options and of any restricted shares then subject to repurchase related to the grants described in Section 3 above, effective as of the date of your termination; (D) reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed; (E) the right to continue health care benefits under COBRA, at your cost, to the extent required and available by law; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii) If, after the first thirty-six (36) months of your employment, an Involuntary Termination (excluding any termination due to death or Disability) occurs, then, subject to the limitations of Section 8(b) below, you shall be entitled to receive: (A) your Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of your Base Salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) six (6) months’ accelerated vesting of any then unvested stock options and of any restricted shares then subject to repurchase related to the grants described in Section 3 above, effective as of the date of your termination; (D) reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed; (E) the right to continue health care benefits under COBRA, at your cost, to the extent required and available by law; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(iii) In addition to the benefits described in Section 8(a)(i) or (ii), in the event of (x) a Change of Control, and (y) an Involuntary Termination of your employment upon or during the one (1) year period after the effective date of such Change of Control, you shall fully vest in all stock options and restricted stock grants described in Section 3 above as to all of the shares of Common Stock subject to the option and as to all restricted stock grants, including shares as to which the option would not otherwise be vested and/or the repurchase right would not otherwise have lapsed as of the date of any such Involuntary Termination.

(b) Conditions Precedent. Any severance payments and/or benefits contemplated by Section 8(a)(i)(B) and (C) above are conditional on you: (i) continuing to comply with those terms of this offer letter that are intended to survive and the EPIA; (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, a separation agreement including a general release of claims relating to your employment and/or this offer letter against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form acceptable to the Company or its successor; and (iii) in the event of an Involuntary Termination (excluding an Involuntary Termination pursuant to Section 9(d)(i)), providing the Company with written notice of the acts or omissions constituting the grounds for Involuntary Termination within ninety (90) days of the initial existence of the grounds for Involuntary Termination and a reasonable opportunity for the Company to cure the conditions giving rise to such Involuntary Termination, which shall not be less than twenty-one (21) days following the date of notice from you. If the Company cures the conditions giving rise to such Involuntary Termination within the cure period, you will not be entitled to severance payments and/or benefits contemplated by Section 8(a) above if you thereafter resign from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under Section 8(a) will be paid and/or provided until after the expiration of any relevant revocation period. Notwithstanding the foregoing, this Section 8(b) shall not limit your ability to obtain expense reimbursements or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

9. Definitions.

(a) Cause. As used herein, the term “Cause” shall mean (i) your continued failure to substantially perform the duties and obligations of your position with the Company (other than any such failure resulting from Disability which failure is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from the Company; (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of the Company or was or is reasonably likely to be injurious to the Company; (iii) your conviction of a federal or state law or regulation applicable to the Company’s business which violation of law was or is reasonably likely to be injurious to the Company; or (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State.

(b) Change of Control. For purposes of this offer letter, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company. An equity financing or initial public offering shall not be considered a Change of Control for the purposes of this offer letter.

(c) Disability. As used herein, the term “Disability” shall have the meaning as set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)),

(d) Involuntary Termination. As used herein, the term “Involuntary Termination” shall mean (i) a termination by the Company of your employment other than for Cause (as defined above); (ii) without your consent, a material reduction of your duties, authority, title or responsibilities relative to your duties, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that any reduction in duties, authority or responsibilities resulting solely from the Company being acquired by and having its operations merged with and into a larger entity (as, for example, when a chief operating officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief operating officer of the acquiring corporation) shall not constitute an Involuntary Termination, provided that the resulting duties, authority and/or responsibilities are commensurate with your experience and leadership; (iii) if applicable, without your consent, a material reduction in your Base Salary or bonus opportunity as a percentage of your Base Salary as in effect immediately prior to such reduction; (iv) if applicable, without your consent, a material reduction by the Company in the kind or level of the benefits to which you were entitled immediately prior to such reduction, with the result that the your overall benefits package is materially reduced; (v) failure of the Board to approve and issue the stock options and restricted stock grants described in Section 3 on or before the date that is thirty (30) days from the date you counter-sign this offer letter; or (vi) without your consent, a change in the principal place of your employment from Austin, Texas.

10. General. This offer letter, the EPIA and the Stock Agreements (if approved by the Board) covering the grants described in Section 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA, the terms and provisions of the EPIA will control, except with respect to the provisions of Section 7 of this offer letter which shall control over Section 5 of the EPIA. In the event of a conflict between the terms and provisions of this offer letter and the Stock Agreements, the terms and provisions of this offer letter will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Texas. This offer is contingent upon a successful professional reference check and a clear background check. Please see the attached Background Consent form for the extent of the background check which ranges from criminal to credit history.

Should you have concerns about the potential outcome of the background check, please let us know. We will allow for the results to be returned and your offer to be finalized prior to establishing your start date.

This offer, if not accepted in writing, will expire on June 18, 2010.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it and your completed and signed EPIA to my confidential fax number 1-512-597-9738.

Sincerely,

HomeAway.com, Inc.

By:	/s/ Lori Knowlton
Lori Knowlton
VP Human Resources

AGREED TO AND ACCEPTED:

Brent Bellm

/s/ Brent Bellm
Signature